AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                               ON APRIL 11, 2002

                           REGISTRATION NO. 333-84514

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 Post-Effective
                                 Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 OMI CORPORATION
             (Exact name of registrant as specified in its charter)
                                ----------------

      Marshall Islands                                  52-2098714
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

                                One Station Place
                               Stamford, CT 06902
                                 (203) 602-6700

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                            FREDRIC S. LONDON, ESQ.,
                     SENIOR VICE PRESIDENT & GENERAL COUNSEL
                                 OMI CORPORATION
                                One Station Place
                               Stamford, CT 06902
                                 (203) 602-6700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

     The Commission is requested to mail signed copies of all orders, notices and communications to:

  Fredric S. London, Esq.                             Robert L. Clare III, Esq.
     OMI Corporation                                     White & Case LLP
    One Station Place                               1155 Avenue of the Americas
   Stamford, CT  06902                               New York, New York  10036
     (203) 602-6700                                       (212) 819-8200


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time
to  time   after   the   effective   date  of   this   Registration   Statement.
                                ----------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ----------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

================================================================================
The information contained in this Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities, nor can we accept any offers to buy these securities, until the registration statement filed with the Securities and Exchange Commission or any applicable state securities commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. There will not be any sale of these securities in any state where the offer, sale or solicitation is not permitted.
================================================================================

                  Subject to Completion, Dated April 11, 2002

                                7,038,796 Shares
                                 OMI CORPORATION
                                  Common Stock

     This prospectus will allow us to issue up to 7,038,796 shares of our common stock over time. This means:

     We will provide a prospectus supplement each time we issue shares of our common stock.

     The prospectus supplement will inform you about the specific terms of the offering and also may add, update or change information contained in this document.

     You should read this document and any prospectus supplement carefully before you invest.

     With each share being offered, there is one Right to purchase Series A Participating Preferred Stock, par value $1.00 per share of OMI Corporation. This Right is exercisable in certain circumstances arising from a hostile takeover attempt.

     The Common Stock is listed on the New York Stock Exchange under the symbol "OMM."

     See "Risk Factors" beginning on page 3 to read about risks that you should consider before buying shares of our common stock.

================================================================================

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ADEQUATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================


                        Prospectus dated April 11, 2002

                                TABLE OF CONTENTS

Available Information..........................................................3
Risk Factors...................................................................3
Incorporation of Certain Information by Reference.............................10
The Company...................................................................10
Use of Proceeds...............................................................11
Common Stock Price Range......................................................12
Plan of Distribution..........................................................12
Legal Matters.................................................................17
Experts.......................................................................17

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, file reports, proxy statements and other information with the Securities and Exchange Commission.

     We have filed with the SEC a registration statement on Form S-3, together with all amendments and exhibits thereto, under the Securities Act of 1933 for the registration of the Common Stock and Rights offered here. This prospectus constitutes a part of the registration statement and does not contain all the information set forth therein, certain parts of which have been omitted as permitted by the rules and regulations of the SEC. Any statements contained in this prospectus concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. For further information regarding OMI and the securities offered hereby, you should refer to the registration statement.

     OMI Corporation

     We file annual reports and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at:

     Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549;

     500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

     233 Broadway, 13th Floor, New York, New York 10279.

     You may also read and copy any document that OMI files at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Section. Also, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the SEC. In addition, you may inspect reports, proxy statements and other information concerning OMI at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                                  RISK FACTORS

     An investment in our shares of common stock offered by means of this prospectus is subject to various risks, including the cyclical nature of the tanker industry and its dependence on oil markets; our dependence on spot oil voyages; environmental and other regulation; our potential inability to achieve and manage growth; the following specific risks as well as various other risks. Purchasers should review and consider carefully these risks, as well as all of the other information and factors disclosed in this prospectus.

Our substantial leverage and financial covenants could affect our ability to incur additional indebtedness or engage in certain transactions.

     The degree to which we are leveraged now or in the future could have important consequences to common stockholders, including the following:

   o our ability to obtain additional financing for working capital, capital expenditures and vessel acquisitions may be impaired,

   o a substantial portion of our cash flow from operations may have to be dedicated to the payment of the principal of and interest on our indebtedness,

   o our leverage may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures,

   o rising interest rates could have a material adverse effect on us since a substantial portion of our indebtedness bears interest at variable rates, and

   o if we are unable to service our debt our creditors could accelerate our debt and foreclose our fleet.

     The shipping industry is capital intensive, traditionally using substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. Our lenders have imposed financial and other covenants that require liens on the vessels financed and the cash flow they generate and limit borrowing availability based on the value of the collateral pledged. Borrowings are generally at variable rates, causing us to be sensitive to changes in prevailing interest rates. This may influence our ability to raise additional capital to fund our operations or vessel acquisitions.

Our fleet concentration makes us dependent on world and regional oil markets.

     All of our operating fleet consists of crude oil tankers and refined petroleum product carriers. As a result, our business is sensitive to changes in factors affecting the petroleum business and the transportation of crude oil and refined oil products. Historically, the tanker industry has been cyclical, experiencing volatility in profitability and asset values resulting from changes in the supply of, and demand for, tanker capacity. Tanker capacity is a function of the number of new vessels built, and the number of older vessels scrapped, converted and lost, and is affected by the operating efficiency of the existing fleet.

     The demand for tanker capacity is influenced by, among other factors, global and regional economic conditions, increases and decreases in industrial production and in the demand for crude oil and petroleum products, developments in international trade and changes in seaborne and other transportation patterns. Demand for our vessels and services in transporting crude oil and petroleum products has been dependent upon, and will continue to be dependent on, world and regional oil markets. Any decrease in shipments of crude oil in those markets could have a material adverse effect on us. Historically, those markets have been volatile as a result of the many conditions and events that affect the price, production and transport of oil, as well as competition from alternative energy sources. Because many of the factors influencing the supply of and demand for vessel capacity are subject to rapid change, the nature, timing and degree of changes in tanker industry conditions are similarly volatile.

If our exposure to the spot market increases, our revenues could suffer.

     We are dependent upon spot voyages, although seventeen of our vessels are on time charter at this time. None of our Suezmax tankers are on time charter. Although some element of dependence on the spot charter market is typical in all segments of the oil transportation industry, the spot charter market is highly competitive and spot charter rates are subject to significant fluctuations. There can be no assurance that spot charters will be available at rates that will be sufficient to enable our vessels to be operated profitably.

Higher costs of operating older vessels make such vessels less desirable to charterers.

     Our fleet includes six tankers over 15 years of age, two of which are over 20 years of age. The economic lives of properly maintained tankers are estimated by us to be approximately 25 years. Older vessels are impacted more by regulatory requirements and have fewer trading options, thereby reducing their operating efficiency and profitability. Customers prefer modern vessels over older vessels, which especially impacts the older vessels in weak markets. In general, expenditures necessary for maintaining a vessel in good operating condition increase with age. Due to improvements in engine technology, older vessels are typically less fuel efficient than more recently constructed vessels. In addition, changes in governmental regulations, safety or other equipment standards, particularly those relating to the phasing out or refitting of single hull tankers, may require expenditures for alterations or the addition of new equipment to our vessels and may restrict the trades in which the vessels may engage. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. There is no assurance that market conditions will justify such expenditures or enable us to operate our vessels profitably during the remainder of their economic lives.

Environmental and other regulations affecting the tanker industry could require significant expenditures and affect our cash flows and net income.

     Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties and conventions in force in the countries in which our vessels operate as well as the countries of their registration, in particular the United States Port and Tanker Safety Act, the Act to Prevent Pollution from Ships, the United States Oil Pollution Act of 1990, various volatile organic compound emission requirements, codes for chemical carriers, the International Maritime Organization and U.S. Coast Guard pollution regulations as well as the International Convention for Safety of Life at Sea and amendments thereto. Compliance with such laws and regulations entails significant additional expense, including vessel modifications and changes in operating procedures.

     The United States Oil Pollution Act and the International Maritime Organization provide for the phase-in of the exclusive use of double-hull tankers at United States ports, as well as potentially unlimited liability for owners, operators and demise or bareboat charterers for oil pollution in U.S. waters. Specifically, the Oil Pollution Act affects all vessel owners shipping oil or hazardous material to, from or within the United States. Besides phasing out the use of tankers having single hulls, the Act effectively imposes on vessel owners and operators unlimited liability in the event of a catastrophic oil spill and establishes the Oil Spill Liability Trust Fund. The Oil Pollution Act and the International Maritime Organization regulations phase out tankers on differing schedules, but effectively remove single hull vessels older than 25 years from trading between now and 2007.

     In complying with the Oil Pollution Act, tanker owners generally will incur additional costs in meeting additional maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage as required by the Oil Pollution Act. The Act contains financial responsibility requirements for vessels operating in United States waters and requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the Act.

     In the United States, liability for an oil spill is governed not only by the Oil Pollution Act, but also by the laws, rules and regulations established by every coastal and inland waterway state. Federal law does not preempt such state laws and provides that claims made by state governments and other affected parties are not subject to limitation of liability if the oil spill results from gross negligence, willful misconduct or violation of any federal operating or safety standard. One result of the Act has been a greater prominence for independent owners with a reputation for high quality of technical management and well-maintained physical assets. Another effect of the law has been to increase the relative costs of liability insurance for vessel owners trading to the United States.

     While we maintain insurance at levels we believe prudent, claims from a catastrophic spill could exceed the insurance coverage available, in which event there could be a material adverse effect on us. In addition, liability for oil spills is also governed by international laws and conventions.

     We believe that compliance with applicable environmental and pollution laws and regulations has not had and is not expected to have a material adverse effect upon our competitive position; however, the financial position, value and useful life of our vessels and results of operations may be affected as a result of the Oil Pollution Act and other environmental laws and regulations that are currently in effect or that may be adopted.

Additional laws and regulations may limit our ability to do business or increase our cost to do business.

     We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew, the age of the vessel and our status as owner or charterer. We believe that we have or can readily obtain all permits, licenses and certificates currently required to permit our vessels to operate. However, additional laws and regulations, environmental or otherwise, may be adopted which could limit the our ability to do business or increase the cost of our doing business and which may have a material adverse effect on our operations.

The market value of tankers may fluctuate and may make the purchase of additional vessels less economical.

     The market value of tankers can be expected to fluctuate depending upon general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels and other modes of transportation. While rising vessel values may increase the value of our fleet, rising prices may make the purchase of additional vessels less economical.

Seasonal variations in operating results and significant changes in charter rates and vessel values may affect our income.

     We operate our tankers in markets that have historically exhibited seasonal variations in demand and, therefore, spot rates. Tanker markets are typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere. In addition, unpredictable weather patterns in the winter months tend to disrupt vessel scheduling. The oil price volatility resulting from these factors has historically led to increased oil trading activities. As a result, our revenues have historically been weaker during our second quarter. This may result in reduced cash flow to cover our costs.

     In addition, because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels. This may also adversely affect our earnings.

The intense competition and potential financial resources of our competitors could affect our market position.

     Competition in the ocean shipping industry varies primarily according to the nature of the contractual relationship as well as with respect to the kind of commodity being shipped. Competition in virtually all bulk trades, including crude oil and petroleum products, is intense.

     We obtain employment for our vessels in a highly competitive market. Competition arises primarily from other tanker owners (including major oil companies as well as independent companies). Some international fleets are government-owned. Some of our competitors have greater financial resources than we. There can be no assurance that our competitive position will not erode in the future.

     To the extent that we enter new geographic areas or tanker market segments or provide new services, there can be no assurance that we will be able to compete successfully in entering such markets or market segments or in providing such services. New markets may involve competitive factors which differ from those of our current market segments and may include participants that have greater financial strengths and capital resources than we.

Operation of tankers carries inherent risks that may not all be covered by insurance.

     The operation of any ocean-going vessel, and the transportation of crude oil and other liquid cargo, carries an inherent risk and the possibility of catastrophic marine disasters and property losses caused by adverse weather conditions, mechanical failures, collisions, human error, war, terrorism, piracy, labor stoppages, business interruptions due to political action, hostilities, boycotts and other circumstances or events including spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels in international trade. Our business is affected by these risks and others, including collisions, property loss to the vessels or cargo loss or damage.

     The Oil Pollution Act, by imposing virtually unlimited liability upon owners, operators and certain charterers for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators. We maintain marine hull and machinery and war risks insurance, which includes the risk of actual or constructive total loss, and protection and indemnity insurance with mutual assurance associations. We believe that our current insurance coverage is adequate to protect against most of the accident-related risks involved in the conduct of our business and that it maintains appropriate levels of environmental damage and pollution insurance coverage. We do not carry insurance covering the loss of revenue resulting from vessel off-hire time.

     We currently maintain the standard $1 billion pollution coverage for all our vessels. We believe that our current insurance coverage is adequate. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, more stringent environmental regulations at times in the past have resulted in increased costs for, and in the lack of availability of, insurance against the risks of environmental damage or pollution.

We are currently cooperating with an environmental investigation which could result in the imposition of penalties or fines.

     We are cooperating with an investigation by the U.S. Attorney's office in Newark, New Jersey of an allegation that crew members of one or more of our vessels had by-passed systems designed to prevent impermissible discharge of certain wastes into the water and had presented false statements to the government, and otherwise had obstructed the government's investigation. As well as being violations of the MARPOL (Maritime Pollution) Convention and U.S. law, the activities under investigation contravene our company policies and directives. We are continuing our review of those policies and have been implementing additional safeguards. We recently received a subpoena requesting information with respect to other vessels in our fleet. At this time, we cannot predict the scope or duration or estimate the cost of this investigation or its outcome. Accordingly, we cannot predict whether any penalties or fines will be imposed or their materiality. We expect that a substantial portion of the costs relating to this incident will be covered by insurers, who have been duly notified, although there can be no assurance that this will be the case.

We are subject to political and other risks that may affect charter rates and our voyages.

     The tanker industry is sensitive to the political risks which affect both the oil industry and the countries which our ships call. Our ships may be precluded from sailing into areas of hostility. These factors may affect charter rates and the length and safety of voyages.

     Due to the international nature of our business and the fact that our vessels operate around the world, we are exposed to many risks, including (i) changing economic, political and social conditions in countries where we do business or where our vessels are registered or flagged; and (ii) war, terrorism or piracy.

It is our current policy not to pay dividends.

     Our Board of Directors has not declared dividends to this date. It is our current policy not to pay dividends, but to retain cash for use in our business. Any determination by us to pay dividends in the future will be at the discretion of the Board and will depend upon the results of our operations, financial condition, capital restrictions, covenants and other factors deemed relevant by the Board of Directors. Payment of dividends is limited by the terms of certain agreements to which we and our subsidiaries are party.

The market price of our common stock may be volatile.

     The market price of our common stock may be volatile. Factors that could cause that volatility include:

    o fluctuations in our annual or quarterly financial results or those of our competitors,

    o failures of our operating results to meet the estimates of securities analysts or the expectations of our stockholders or changes by securities analysts in their estimates of our future earnings,

    o the perceived risks associated with our possible future issuances of additional shares of common stock, including issuances under our common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd.,

    o     unfavorable publicity, and

    o changes in environmental and other laws or regulations which adversely affect our industry or us.


We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

     Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions.

Provisions in our corporate documents could delay or prevent a change in control of our company, even if some of our stockholders believed it would be beneficial.

     The existence of some provisions in our corporate documents could delay or prevent a change in control of our company, if the board of directors were opposed to the change of control. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

    o provisions relating to the classification, nomination and removal of our directors,

    o provisions limiting the right to call special meetings of our stockholders, and

    o the authorization given to our board of directors to issue and set the terms of preferred stock.

     In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in OMI without advance approval of our board of directors.

We are not a U.S. corporation, and our shareholders may be subject to the uncertainties of a foreign legal system in protecting their interests.

     Our corporate affairs are governed by our articles of incorporation and by-laws and by the corporate laws of the Marshall Islands. Thus, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important information to you by referring you to those documents instead of reproducing that information in this prospectus.. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange
Act:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 2001;

     2.  The  Company's   Proxy   Statement  for  the  2001  annual  meeting  of
stockholders; and

     3. The description of the Common Stock contained in our registration statements on Form 8-A, May 15, 1998, as amended on June 17, 1998 and the description of the Rights currently traded with the Common Stock contained in the Company's registration statement on Form 8-A, dated December 14, 1998, filed under Section 12 of the Exchange Act of 1934, including any subsequent amendments or reports filed for the purpose of updating such description.

     All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this prospectus and made a part hereof from the date of filing of such documents, except that the information required by Item 402 (i), (k) and
(l) of Regulation S-K under the Securities Act and included in any such document is not incorporated herein. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in a subsequently filed document, that also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these documents, at no cost to you, by writing or telephoning us at the following address:

     Fredric S. London, Esq.
     Senior Vice President and General Counsel
     OMI Corporation
     One Station Place
     Stamford, Connecticut 06902
     Tel: (203) 602-6700


     Reliance on Information

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

     Our principal executive offices are located at One Station Place, Stamford, Connecticut 06902 (telephone: (203) 602-6700).

                                 USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of securities offered through this prospectus will be used for general corporate purposes, which may include working capital, capital expenditures, the acquisition of vessels and the reduction or refinancing of existing indebtedness.

                            COMMON STOCK PRICE RANGE

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol "OMM." The table below shows the range of reported last sale prices on the New York Stock Exchange Composite Tape for the Company's Common Stock for the periods indicated and the dividends paid per share on the Common Stock for such periods.

                                                Common Stock Price
                                                ------------------
                                          High                  Low
                                          ----                  ---
Year ended December 31, 2000
         First Quarter................... $3.94                $1.81
         Second Quarter..................  5.44                 2.88
         Third Quarter...................  8.88                 5.13
         Fourth Quarter..................  8.19                 4.25
Year ended December 31, 2001
         First Quarter...................  7.76                 5.38
         Second Quarter..................  8.41                 5.58
         Third Quarter...................  5.85                 3.85
         Fourth Quarter..................  4.28                 3.06
Period ended April 10, 2002
         January 1 to April 10             4.27                 2.85


                              PLAN OF DISTRIBUTION

General

     We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. The securities also may be sold pursuant to the purchase agreement described below under the heading "--Equity Line of Credit." We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

    o    a fixed price or prices, which may be changed;

    o    market prices prevailing at the time of sale;

    o    prices related to the prevailing market prices; or

    o    negotiated prices.

     We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

     If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

     With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

     Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the New York Stock Exchange. Other securities may or may not be listed on the New York Stock Exchange or a national securities exchange. To facilitate the offering of securities, other than securities offered through an equity line of credit, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

Equity Line of Credit

     On April 5, 2002, we entered into what is sometimes termed as an equity line of credit arrangement with Acqua Wellington North American Equities Fund, Ltd.. Specifically, we entered into a common stock purchase agreement with Acqua Wellington, which provides that Acqua Wellington is committed to purchase up to $28,783,462 of our common stock over the 21-month term of the purchase agreement. We have filed the purchase agreement as an exhibit to this registration statement, and you should read the actual terms of the purchase agreement for the definitive terms and conditions. The total amount of securities available under the purchase agreement does not exceed 10% of the aggregate market value of our outstanding common stock that was held by our non-affiliates on a day within sixty days prior to April 5, 2002. From time to time beginning on the date of this prospectus and ending on or before January 5, 2004 and at our sole discretion, we may present Acqua Wellington with draw down notices constituting offers to purchase our common stock over a draw down period of twenty consecutive trading days, or such other number of trading days as agreed upon by us and Acqua Wellington. Under the purchase agreement, we are able to present Acqua Wellington with up to 18 draw down notices during the term of the agreement, unless we agree with Acqua Wellington to a different number of notices, with a minimum of five trading days required between each draw down period, unless we agree with Acqua Wellington to a different number of minimum days.

     Each draw down notice sets forth a threshold price and the dollar value of the shares Acqua Wellington is obligated to purchase during the draw down period. The threshold price we choose, which cannot be less than $2.00 without the consent of Acqua Wellington, generally establishes the maximum value of the stock we can obligate Acqua Wellington to buy during the period as set forth in the following table. However, we may agree with Acqua Wellington to modify the maximum purchase value applicable to a particular draw down. In no event will the dollar value of securities we sell to Acqua Wellington pursuant to the purchase agreement exceed $28,783,462 in the aggregate.

--------------------------------------------------------------------------------
        Threshold Price*                 Maximum Purchase Value per Draw Down
--------------------------------------------------------------------------------
Greater than or equal to $2.00 but                  $3,000,000
       less than $3.00
--------------------------------------------------------------------------------
Each $1.00 increase above $2.00,         An increase of $1,000,000 (from the
 up to a maximum of $10.00                 $3,000,000 listed above) up to a
                                               maximum of $11,000,000
--------------------------------------------------------------------------------
*Note: The Minimum Threshold Price is $2.00 unless we and Acqua Wellington agree otherwise

     Once presented with a draw down notice, Acqua Wellington is required to purchase a pro rata portion of the shares on each trading day during the draw down period on which the daily volume weighted average price for our common stock exceeds a threshold price for such draw down. The threshold price will be determined by us and set forth in the draw down notice. The per share purchase price for the shares Acqua Wellington will be required to purchase equals the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount of 5.00%, unless we agree otherwise with Acqua Wellington. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the purchase agreement provides that Acqua Wellington will not be obligated but still may elect to purchase the pro rata portion of shares of common stock allocated to that day at the threshold price for the draw down period, less Acqua Wellington's discount. The number of shares Acqua Wellington would be obligated to buy on any trading day during a draw down period is calculated by dividing that day's pro rata part of the total purchase amount by that day's volume weighted average price, less Acqua Wellington's discount. The total number of shares Acqua Wellington would be required to purchase during a draw down period is the aggregate of the daily amounts.

     As an example of how the draw down mechanism set forth in the table above works, assume that we had sent Acqua Wellington a draw down notice choosing a threshold price of $4.00 and a corresponding draw amount of $5,000,000.00. On each of the following twenty trading days that comprise the draw down period, Acqua Wellington would be obligated to purchase approximately $250,000.00 worth of our stock at that day's volume weighted average price less a 5.00% discount. On a trading day during the draw down period when the volume weighted average price was $4.50, Acqua Wellington would be obligated to buy approximately 58,411 shares at a price of $4.28 per share (which represents a 5% discount from the volume weighted average price of $4.50). Assuming the volume weighted average price remained at $4.50 for each trading day during the draw down period, Acqua Wellington would be obligated to purchase a total of approximately 1,168,220 shares for $4,999,981.60. As the volume weighted average price increases, the number of shares required to be purchased will decrease, since the total draw down amount will remain constant. Similarly, as the volume weighted average price decreases, the number of shares required to be purchased will increase.

     The purchase agreement also provides that from time to time we may, at our sole discretion, grant Acqua Wellington the right to exercise one or more call options to purchase additional shares of our common stock during each draw down period for the amount that we specify. Any purchase is subject to the condition that the aggregate dollar amount of all shares purchased under the equity line financing may not exceed $28,783,462 for the term of the purchase agreement. Upon Acqua Wellington's exercise of the call option, we will issue and sell such additional shares of our common stock at a price equal to the greater of (1) the daily volume weighted average price of our common stock on the day Acqua Wellington notifies us of its election to exercise its call option or (2) the threshold price for the call option determined by us and set forth in the draw down notice (which shall not be less than $2.00), less Acqua Wellington's discount.

     In addition to our issuance of shares of common stock to Acqua Wellington pursuant to the purchase agreement, this prospectus also covers the sale of those shares from time to time by Acqua Wellington to the public. Acqua Wellington is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

         Acqua Wellington has informed us that it intends to use Carlin Equities Corporation as the broker-dealer to sell on the New York Stock Exchange shares of our common stock purchased under purchase agreement. Such sales will be made on the New York Stock Exchange at prices and at terms then prevailing or at prices related to the then current market price. Carlin Equities Corporation is an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Acqua Wellington has informed us that Carlin Equities Corporation, which is not an affiliate of Acqua Wellington, will receive commissions from Acqua Wellington which will not exceed the limits imposed by the National Association of Securities Dealers. Acqua Wellington also will pay other expenses associated with the sale of the common stock it acquires pursuant to the purchase agreement.

     The shares of common stock may be sold in one or more of the following manners:

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

    o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

     Acqua Wellington has agreed that prior to and during the term of the purchase agreement, neither Acqua Wellington nor any of its affiliates or entities managed by Acqua Wellington will sell any of our securities except the shares that Acqua Wellington (or its respective affiliate or managed entity) owns at the time of the sale, or any shares that Acqua Wellington is obligated to purchase under a pending draw down notice.

     In addition, Acqua Wellington and Carlin Equities Corporation will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Acqua Wellington or Carlin Equities Corporation. Under these rules and regulations, Acqua Wellington and Carlin Equities Corporation:

    o may not engage in any stabilization activity in connection with our securities;

    o must furnish each broker which offers shares of our common stock covered by this prospectus with the number of copies of this prospectus and any prospectus supplement which are required by each broker; and

    o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

     These restrictions may affect the marketability of the shares of common stock by Acqua Wellington and Carlin Equities Corporation.

     We have agreed to indemnify and hold harmless Acqua Wellington and Carlin Equities Corporation against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference in the registration statement of which this prospectus is a part, or any omission or alleged omission to state in the registration statement or any document incorporated by reference in the registration statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon written information provided to us by Acqua Wellington or Carlin Equities Corporation. We have agreed to pay fifty thousand dollars ($50,000) of Acqua Wellington's fees and expenses, including attorney's fees, incurred by Acqua Wellington in connection with the preparation, negotiation, execution and delivery of the purchase agreement. We have also agreed to pay all reasonable fees and expenses, including attorney's fees, incurred by Acqua Wellington in connection with any amendments, modifications or waivers of the purchase agreement.

In addition, we have agreed to pay to Credit Lyonnais Securities (USA), Inc. an accountable expense allowance of up to $75,000 (which amount we have deposited with Credit Lyonnais Securities), for out-of-pocket costs and expenses, including attorney's fees, incurred by Credit Lyonnais Securities in connection with its provision of services relating to the equity line of credit, plus 2% of the aggregate proceeds received by us from the sale of the shares to Acqua Wellington as a placement fee for introducing us to Acqua Wellington, and to indemnify and hold harmless Credit Lyonnais Securities against certain liabilities, including liabilities under the Securities Act. Credit Lyonnais Securities is not a party to the purchase agreement nor obligated to purchase any of our shares thereunder.



                                  LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Fredric S. London, Esq., Senior Vice President and General Counsel of the Company.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

Exhibit
Number           Description
------           -----------

4.1 The Articles of Incorporation of OMI Corporation, incorporated by reference herein from Exhibit 3.1 of the Registration Statement of Form S-1 dated May 15, 1998.

4.2 By-laws of OMI Corporation, incorporated by reference herein from Exhibit 3.2 of the Registration Statement on Form S-1 dated May 15, 1998.

5.1 Opinion of Fredric S. London, Esq. as to the legality of the shares of Common Stock and Rights registered hereunder.

10.1* Common Stock Purchase Agreement between OMI Corporation and Acqua Wellington North American Equities Fund, Ltd., dated April 5, 2002.

23.1*            Consent of Deloitte & Touche LLP.

23.3             Consent of Fredric S. London,  Esq. (included in Exhibit Number
                 5.1).

24               Power of  Attorney  (included  in Part II of this  Registration
                 Statement).

* Filed herewith. All other Exhibits filed previously.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement 333-84514 to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 5th day of April, 2002.

                                 OMI Corporation
                                 (Registrant)



                                 By: /s/ Fredric S. London
                                    -----------------------
                                    Fredric S. London
                                    Senior Vice President and General Counsel


                                 By: /s/ Kathleen C. Haines
                                    ------------------------
                                    Kathleen C. Haines
                                    Senior Vice President and Chief Financial
                                    Officer

                                POWER OF ATTORNEY

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                      SIGNATURE                               DATE
----                      ---------                               ----

Robert Bugbee              /s/ Robert Bugbee                  April 8, 2002
Director                   -------------------------


James N. Hood                *                                April 5, 2002
Director                   -------------------------


Michael Klebanoff            *                                April 5, 2002
Director                   -------------------------


Edward Spiegel               *                                April 5, 2002
Director                   --------------------------


Craig H. Stevenson, Jr.    /s/ Craig H. Stevenson, Jr.        April 8, 2002
Director                   ---------------------------


Donald C. Trauscht           *                                April 5, 2002
Director                   -----------------------------


James D. Woods               *                                April 5, 2002
Director                   -----------------------------


Philip J. Shapiro            *                                April 5, 2002
Director                   -----------------------------




*By: /s/ Kathleen C. Haines
    -----------------------
    Kathleen C. Haines
    as Attorney-In-Fact


                                  EXHIBIT INDEX

Exhibit
Number           Description
-------          ------------

4.1 The Articles of Incorporation of OMI Corporation, incorporated by reference herein from Exhibit 3.1 of the Registration Statement of Form S-1 dated May 15, 1998.

4.2 By-laws of OMI Corporation, incorporated by reference herein from Exhibit 3.2 of the Registration Statement on Form S-1 dated May 15, 1998.

5.1 Opinion of Fredric S. London, Esq. as to the legality of the shares of Common Stock and Rights registered hereunder.

10.1* Common Stock Purchase Agreement between OMI Corporation and Acqua Wellington North American Equities Fund, Ltd.., dated April 5, 2002.

23.1*            Consent of Deloitte & Touche LLP.

23.3             Consent of Fredric S. London,  Esq. (included in Exhibit Number
                 5).

24               Power of  Attorney  (included  in Part II of this  Registration
                 Statement).

* Filed herewith. All other Exhibits filed previously.

                         COMMON STOCK PURCHASE AGREEMENT


                            Dated as of April 5, 2002


                                 by and between




                                 OMI CORPORATION


                                       and


               ACQUA WELLINGTON NORTH AMERICAN EQUITIES FUND, LTD.

                                     Table of Contents

                                        i

ARTICLE I Definitions..........................................................1

 Section 1.1  Definitions......................................................1

ARTICLE II Purchase and Sale of Common Stock...................................5

 Section 2.1  Purchase and Sale of Stock.......................................5
 Section 2.2  The Shares.......................................................5
 Section 2.3  Registration Statements..........................................5
 Section 2.4  Purchase Price and Closing.......................................6

ARTICLE III Representations and Warranties.....................................6

 Section 3.1  Representations and Warranties of the Company....................6
 Section 3.2  Representations and Warranties of the Purchaser.................13

ARTICLE IV Covenants..........................................................14

 Section 4.1  Securities Compliance...........................................14
 Section 4.2  Registration and Listing........................................15
 Section 4.3  Registration Statement..........................................15
 Section 4.4  Compliance with Laws............................................15
 Section 4.5  Keeping of Records and Books of Account.........................15
 Section 4.6  Limitations on Holdings and Issuances...........................15
 Section 4.7  Amendment to Registration Statement.............................16
 Section 4.8  Other Agreements and Other Financings...........................16
 Section 4.9  Stop Orders.....................................................17
 Section 4.10 Amendments to the Registration Statement........................17
 Section 4.11 Prospectus Delivery.............................................18
 Section 4.12 Selling Restriction.............................................18
 Section 4.13 Non-Public Information..........................................18
 Section 4.14 Effective Registration Statement................................18
 Section 4.15 Disclosure of Draw Down Notice..................................18
 Section 4.16 Broker-Dealer...................................................19

ARTICLE V Conditions to Closing, Draw Downs and Call Options..................19

 Section 5.1  Conditions Precedent to Closing by the Company and to the
              Company's Obligation to Sell the Shares.........................19
 Section 5.2  Conditions Precedent to the Closing by the Purchaser............20
 Section 5.3  Conditions Precedent to the Obligation of the Purchaser
              to Accept a Draw Down or Call Option Grant and
              Purchase the Shares.............................................21

ARTICLE VI Draw Down Terms; Call Option.......................................22

                               Table of Contents
                               -----------------
                                  (continued)




 Section 6.1  Draw Down Terms.................................................22
 Section 6.2  Purchaser's Call Option.........................................25
 Section 6.3  Aggregate Limit.................................................25

ARTICLE VII Termination.......................................................25

 Section 7.1  Term; Termination by Mutual Consent.............................25
 Section 7.2  Other Termination...............................................26
 Section 7.3  Effect of Termination...........................................26

ARTICLE VIII Indemnification..................................................26

 Section 8.1  General Indemnity...............................................26
 Section 8.2  Indemnification Procedures......................................28

ARTICLE IX Miscellaneous......................................................29

  Section 9.1  Fees and Expenses..............................................29
  Section 9.2  Specific Enforcement, Consent to Jurisdiction..................29
  Section 9.3  Entire Agreement; Amendment....................................30
  Section 9.4  Notices........................................................30
  Section 9.5  Waivers........................................................31
  Section 9.6  Headings.......................................................31
  Section 9.7  Successors and Assigns.........................................31
  Section 9.8  Governing Law..................................................31
  Section 9.9  Survival.......................................................31
  Section 9.10 Counterparts...................................................32
  Section 9.11 Publicity......................................................32
  Section 9.12 Severability...................................................32
  Section 9.13 Further Assurances.............................................32

                         COMMON STOCK PURCHASE AGREEMENT


     This COMMON STOCK PURCHASE AGREEMENT (this "Agreement"), is dated as of April 5, 2002 by and between OMI Corporation, a Marshall Islands Corporation (the "Company") and Acqua Wellington North American Equities Fund, Ltd., an international business company incorporated under the laws of the Commonwealth of The Bahamas (the "Purchaser").

     The parties hereto agree as follows:

                                   ARTICLE I

                                   Definitions

     Section 1.1 Definitions.

          (a) "Acceptable Financing" shall have the meaning assigned to such term in Section 4.8(b) hereof.

          (b) "Aggregate Limit" shall have the meaning assigned to such term in
Section 2.1 hereof.

          (c) "Alternate Market" shall mean the Nasdaq National Market, Nasdaq Small Cap Market, the American Stock Exchange or the OTC Bulletin Board, whichever is at the time the principal trading exchange or market for the Common Stock.

          (d) "Amendment" shall have the meaning assigned to such term in
Section 4.7 hereof.

          (e) "Articles" shall have the meaning assigned to such term in Section 3.1(c) hereof.

          (f) "Below Threshold Amount" shall have the meaning assigned to such term in Section 6.1(i) hereof.

          (g) "Broker-Dealer" shall have the meaning assigned to such term in
Section 8.1(A) hereof.

          (h) "Bylaws" shall have the meaning assigned to such term in Section 3.1(c) hereof.

          (i) "Call Option" means the transactions contemplated under Section
6.2 of this Agreement.

          (j) "Call Option Amount" shall mean the actual amount of proceeds received by the Company by a Call Option under this Agreement.

          (k) "Call Option Amount Requested" shall mean the amount of a Call Option requested by the Company as provided in Section 6.2 hereof.

          (l) "Call Option Notice" shall mean a notice sent to the Company on the Trading Day the Purchaser elects to exercise a Call Option, as provided in
Section 6.2(e) hereof, and substantially in the form attached hereto as Exhibit F.

          (m) "Closing" shall have the meaning assigned to such term in Section
2.4 hereof.

          (n) "Closing Date" shall have the meaning assigned to such term in
Section 2.4 hereof.

          (o) "Commission" shall mean the Securities and Exchange Commission or any successor entity.

          (p) "Commission Documents" shall mean all reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which have been previously filed by the Company and which shall be filed by the Company in the future during the Investment Period, including, without limitation the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2001.

          (q) "Commission Filings" means the Registration Statement, as the same has been and may be amended from time to time, and all other filings made by the Company with the Commission prior to or after the date hereof pursuant to the Exchange Act.

          (r) "Common Stock" means the Company's common stock, $0.50 par value per share.

          (s) "DTC" shall have the meaning assigned to such term in Section 6.1(l).

          (t) "DWAC" shall have the meaning assigned to such term in Section 6.1(l).

          (u) "Draw Down" means the transactions contemplated under Section 6.1 of this Agreement.

          (v) "Draw Down Amount" means the actual amount of proceeds received by the Company by a Draw Down under this Agreement.

          (w) "Draw Down Amount Requested" shall mean the amount of a Draw Down requested by the Company in its Draw Down Notice as provided in Section 6.1(j) hereof.

          (x) "Draw Down Discount Price" shall have the meaning assigned to such term in Section 6.1(b) hereof.

          (y) "Draw Down Exercise Date" shall have the meaning assigned to such term in Section 6.1(a) hereof.

          (z) "Draw Down Notice" shall mean a notice sent by the Company to exercise a Draw Down as provided in Section 6.1(j) hereof.

          (aa) "Draw Down Pricing Period" shall mean a period of twenty (20) consecutive Trading Days commencing on the first Trading Day designated as the start date of such draw down pricing period in the Draw Down Notice, or such other period mutually agreed upon by the Purchaser and the Company.

          (bb) "Environmental Laws" shall have the meaning assigned to such term in Section 3.1(r) hereof.

          (cc) "ERISA Affiliate" shall have the meaning assigned to such term in
Section 3.1(y) hereof.

          (dd) "Event Period" shall have the meaning assigned to such term in
Section 7.2 hereof.

          (ee) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

          (ff) "GAAP" shall mean generally accepted accounting principles in the United States of America as applied by the Company.

          (gg) "Indebtedness" shall have the meaning assigned to such term in
Section 3.1(k) hereof.

          (hh) "Investment Period" shall have the meaning assigned to such term in Section 7.1 hereof.

          (ii) "Knowledge" shall mean actual knowledge of any officers or directors of the Company and the knowledge that such officers and directors should have had after reasonable inquiry.

          (jj) "Material Adverse Effect" shall mean any effect on the business, prospects, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

          (kk) "Material Agreements" shall have the meaning assigned to such term in Section 3.1(s) hereof.

          (ll) "Material Change in Ownership" shall mean that the officers, directors and significant investors of the Company shall beneficially own in the aggregate less than 1.5% of the outstanding Common Stock.

          (mm) "NYSE" means the New York Stock Exchange or any successor thereto.

          (nn) "Other Financing" shall have the meaning assigned to such term in
Section 4.8(b) hereof.

          (oo) "Other Financing Notice" shall have the meaning assigned to such term in Section 4.8(b) hereof.

          (pp) "Permitted Transaction" shall have the meaning assigned to such term in Section 4.8(b) hereof.

          (qq) "Pro-Rata Amount" shall equal the Draw Down Amount Requested multiplied by a fraction, the numerator of which is one (1) and the denominator of which equals the number of Trading Days in the Draw Down Pricing Period.

          (rr) "Prospectus" as used in this Agreement means the prospectus with respect to this Agreement in the form included in the Registration Statement as supplemented by any supplement to the Prospectus filed with the Commission pursuant to Rule 424(b) promulgated under Securities Act, or, if the prospectus included in the Registration Statement omits information in reliance on Rule 430A under the Securities Act, and such information is included in a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, the term "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement, as amended, as supplemented by the addition of the Rule 430A information contained in the Prospectus filed with the Commission pursuant to Rule 424(b).

          (ss) "Registration Statement" shall mean the registration statement on Form S-3, Commission File Number 333-84514 under the Securities Act, filed with the Securities and Exchange Commission for the registration of the Shares, as such Registration Statement may be amended from time to time, including by the Amendment.

          (tt) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

          (uu) "Settlement Date" shall have the meaning assigned to such term in
Section 6.1(e) hereof.

          (vv) "Shares" shall mean, collectively, the shares of Common Stock of the Company issuable to the Purchaser upon exercise of any Draw Down and those shares of Common Stock issuable to the Purchaser upon exercise of any Call Option.

          (ww) "Threshold Price" is the lowest price at which the Company may set in the Draw Down Notice to sell Shares during each Draw Down Pricing Period (not taking into account the Draw Down Discount Price during such Draw Down Pricing Period); provided, however, that at no time shall the Threshold Price be set below two dollars ($2.00) (as adjusted for stock splits, reverse stock splits, recapitalizations and the like) per share unless the Company and the Purchaser mutually agree.

          (xx) "Trading Day" shall mean a trading day on the NYSE.

          (yy) "Trading Day Number" shall have the meaning assigned to such term in Section 6.1(m) hereof.

          (zz) "Truncate Notice" shall have the meaning assigned to such term in
Section 6.1(m) hereof.

          (aaa) "Truncated Draw Down Allocation Amount" shall mean the portion of the Draw Down Amount Requested that is allocated to the purchase of Shares in accordance with Section 6.1 hereof for each Trading Day in a Truncated Pricing Period (as provided in Section 6.1(m) hereof) that (i) the VWAP equals or exceeds the Threshold Price, and (ii) the VWAP is below the Threshold Price and the Purchaser elects to purchase the Common Stock at the Threshold Price in accordance with clauses (i) and (m) of Section 6.1 hereof.

          (bbb) "Truncated Pricing Period" shall have the meaning assigned to such term in Section 6.1(m) hereof.

          (ccc) "Unallocated Day" shall have the meaning assigned to such term in Section 6.1 (i) hereof.

          (ddd) "VWAP" shall mean the daily volume weighted average price (based on a Trading Day from 9:30 a.m. to 4:00 p.m. (New York time)) of the Company's Common Stock on the NYSE or an Alternate Market as reported by Bloomberg Financial LP using the AQR function.

                                   ARTICLE II

                        Purchase and Sale of Common Stock

     Section 2.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company during the Investment Period up to a maximum of $28,783,462 of Common Stock (the "Aggregate Limit") through (i) up to eighteen (18) monthly Draw Downs during the Investment Period as provided in
Section 6.1 hereof and (ii) one (1) or more Call Options which the Company may in its discretion grant to the Purchaser and which may be exercised by the Purchaser during the applicable Draw Down Pricing Period, as provided in Section
6.2 hereof. The aggregate dollar amount of all Draw Down Amounts and Call Option Amounts pursuant to the terms and conditions of this Agreement shall not exceed the Aggregate Limit.

     Section 2.2 The Shares. The Company has authorized and has reserved and covenants to continue to reserve, subject to Section 4.4(b) hereof, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs and Call Options.

     Section 2.3 Registration Statements. The Company has prepared and filed with the Commission in accordance with the provisions of the Securities Act, the Registration Statement, including a Prospectus. The Registration Statement was declared effective by the Commission on March 26, 2002. Pursuant to Section 4.7, the Company will file with the Commission a post-effective amendment (the "Amendment") to the Registration Statement relating to this Agreement.

     Section 2.4 Purchase Price and Closing. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase, that number of the Shares to be issued in connection with each Draw Down and exercise of each Call Option in accordance with the terms and conditions of this Agreement. The execution of this Agreement shall take place at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111 (the "Closing") at 10:00 a.m. (New York time) on (i) April 3, 2002 or (ii) such other time and place or on such date as the Purchaser and the Company may agree upon (the "Closing Date"). Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

                                  ARTICLE III

                         Representations and Warranties

     Section 3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

          (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Marshall Islands and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. As of the date hereof, the Company does not have any subsidiaries (as defined in Section 3.1(g)) except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(a) attached hereto. The Company and each such subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified will not result in a Material Adverse Effect.

          (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

          (c) Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of March 19, 2002 are set forth in the Registration Statement or on Schedule 3.1(c) attached hereto. All of the outstanding shares of Common Stock have been duly and validly authorized, and are fully paid and nonassessable. Except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(c) attached hereto, as of the date hereof, there are no outstanding options or warrants of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in the Commission Documents, the Commission Filings or Schedule 3.1(c) attached hereto, as of the date hereof, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as set forth in the Commission Documents, the Commission Filings or Schedule 3.1(c) attached hereto, as of the date hereof, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in the Commission Documents, the Commission Filings or Schedule 3.1(c) attached hereto, as of the date hereof the Company is not a party to any agreement granting registration rights, preemptive rights or subscription rights to any person with respect to any shares of its capital stock. Except as set forth on Schedule 3.1(c) attached hereto, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would result in a Material Adverse Effect. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Articles of Incorporation as in effect on the date hereof (the "Articles"), and the Company's Bylaws as in effect on the date hereof (the "Bylaws").

          (d) Issuance of Shares. The Shares to be issued under this Agreement have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and nonassessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

          (e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not (i) violate any provision of the Company's Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases (other than violations of federal securities laws), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, result in a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares to the Purchaser in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission or NYSE subsequent to the Closing and the Amendment); provided, however, that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations, warranties and agreements of the Purchaser herein.

          (f) Commission Documents, Financial Statements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and, except as disclosed in the Commission Documents, the Commission Filings or on Schedule 3.1(f) attached hereto, as of the date hereof the Company has timely filed all Commission Documents. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their respective dates, the Commission Documents complied in all material respects with the requirements of the Exchange Act and other federal, state and local laws, rules and regulations applicable to them, and, as of their respective dates, such Commission Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto as of the date of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (g) Subsidiaries. The Commission Documents, the Commission Filings or
Schedule 3.1(g) attached hereto set forth each subsidiary of the Company as of the date hereof, showing the jurisdiction of its incorporation or organization and showing the percentage of the Company's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. Except as set forth in the Commission Documents or the Commission Filings, none of such subsidiaries is a "significant subsidiary" as defined in Regulation S-X.

          (h) No Material Adverse Effect. Since December 31, 2001, the Company has not experienced or suffered any Material Adverse Effect.

          (i) No Undisclosed Liabilities. Except as disclosed in the Commission Documents, the Commission Filings or on Schedule 3.1(i) attached hereto, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents or Commission Filings, other than those incurred in the ordinary course of the Company's or its subsidiaries respective businesses since December 31, 2001 and which, individually or in the aggregate, do not or would not result in a Material Adverse Effect.

          (j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which, at the time the Amendment is declared effective by the Commission, will not have been so publicly announced or disclosed except for events or circumstances which individually or in the aggregate, do not or would not result in a Material Adverse Effect.

          (k) Indebtedness. Except as set forth on Schedule 3.1(k) attached hereto, the Commission Documents or Commission Filings set forth all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $1,000,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and
(c) the present value of any lease payments in excess of $1,000,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in default with respect to any Indebtedness.

          (l) Title to Assets. Each of the Company and its subsidiaries has good and marketable title to all of their respective real and personal property reflected in the Commission Documents or the Commission Filings, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the Commission Documents, the Commission Filings or on Schedule 3.1(l) attached hereto or those that do not or would not result in a Material Adverse Effect. All said real property leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect in all material respects.

          (m) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(m) attached hereto, there is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which, if determined adversely to the Company or its subsidiary, would result in a Material Adverse Effect.

          (n) Compliance with Law. The business of the Company and the subsidiaries has been and is presently being conducted in all material respects in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(n) attached hereto, and except as, individually or in the aggregate, do not or would not result in a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except where the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, do not or would not result in a Material Adverse Effect.

          (o) Certain Fees. Except for the placement fee paid by the Company to Credit Lyonnais, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

          (p) Disclosure. Neither this Agreement , the Schedules hereto or the certificates delivered pursuant to Sections 5.2(g) and 5.3(d) nor, to the Company's Knowledge, any other documents or instruments furnished to the Purchaser by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreement, taken as a whole, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

          (q) Operation of Business. The Company or one or more of its subsidiaries owns or controls all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without, to the Company's Knowledge, any conflict with the rights of others, except to the extent set forth in the Commission Documents or the Commission Filings and except to the extent that any such conflict would not result in a Material Adverse Effect.

          (r) Environmental Compliance. Except as disclosed in the Commission Documents, Commission Filings or on Schedule 3.1(r) attached hereto, the Company and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws, except for any approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations the failure of which to obtain does not or would not result in a Material Adverse Effect. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not individually or in the aggregate result in a Material Adverse Effect, to the best of the Company's Knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its subsidiaries that violate or could reasonably be expected to violate any Environmental Law after the Closing or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

          (s) Material Agreements. Except for such instruments which are described in the Commission Documents, filed with the Commission Filings or otherwise set forth on Schedule 3.1(s) attached hereto, neither the Company nor any subsidiary of the Company is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 or an annual report on Form 10-K (collectively, "Material Agreements") if the Company or any subsidiary were registering securities under the Securities Act. The Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the Material Agreements, have received no notice of default by the Company thereunder and are not in default under any Material Agreement now in effect, the result of which would result in a Material Adverse Effect.

          (t) Transactions with Affiliates. Except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(t) attached hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $60,000 between (a) the Company or any subsidiary, on the one hand, and (b) on the other hand, any officer, employee or director of the Company, or any of its subsidiaries, or any person who would be covered by Item 404(a) of Regulation S-K or any corporation or other entity controlled by such officer, employee, director or person.

          (u) Securities Act. The Company has complied in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder.

               (i) Each Prospectus included as part of the Registration Statement as originally filed or as part of any amendment or supplement thereto, including the Amendment, or filed pursuant to Rule 424 under the Securities Act, complied and will comply, as applicable, when so filed in all material respects with the applicable provisions of the Securities Act. The Commission has not issued any order preventing or suspending the use of any Prospectus.

               (ii) The Company meets the requirements for the use of Form S-3 under the Securities Act. The Registration Statement in the form in which it became effective, the Amendment in the form in which it will become effective and also in such form as the Registration Statement, as so amended, may be further amended or supplemented from time to time, and the Prospectus and any supplement or amendment thereto when filed with the Commission under Rule 424(b) under the Securities Act, complied and will comply, as the case may be, in all material respects with the provisions of the Securities Act and did not and will not at any such times contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were and are made, not misleading, except that this representation and warranty does not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein.

               (iii) The Company has not distributed and, prior to the completion of the distribution of the Shares, will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the Amendment, the related prospectus or other materials, if any, permitted by the Securities Act.

          (v) Employees. As of the date hereof, neither the Company nor any subsidiary of the Company has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(v) attached hereto. Except as set forth in the Commission Filings, Commission Documents or on Schedule 3.1(v) attached hereto, as of the date hereof the Company has no employment contract or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company. Each of the Company and its subsidiaries requires its officers, technical employees and certain consultants to enter into agreements regarding proprietary information and assignment of inventions, or other similar agreements containing restrictive covenants. As of the date hereof, except as disclosed in the Registration Statement, the Commission Documents, the Commission Filings or Schedule 3.1(v), no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, would result in a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

          (w) Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company and its subsidiaries as set forth in the Registration Statement.

          (x) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          (y) ERISA. Neither the Company nor any ERISA Affiliate (as defined below) has ever sponsored, maintained, contributed to or been obligated to contribute to a Plan (as defined below) subject to Title IV of ERISA or Section 412 of the Code. The Company and each ERISA Affiliate, with respect to each Plan is, and each such Plan is, in compliance in all material respects with ERISA, the Code, and any other applicable legal requirements. Neither the Company nor any ERISA Affiliate nor, to the Company's knowledge, any fiduciary of any Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate has engaged in any non-exempt transaction in violation of ERISA ss.ss. 404 or 406 or any "prohibited transaction," as defined in Code ss. 4975(c)(1), or has otherwise violated in any material respect any of the provisions of ERISA. As used in this Section 3.1(y) the term "ERISA Affiliate" shall mean any other person that, together with the Company, would be treated as a single employer under Code ss. 414(b) or (c), and solely for the purposes of potential liability under ERISA ss. 302(c)(ii) and Code ss. 412(c)(ii) and the lien created under ERISA ss. 302(f) and Code ss. 412(n), under Code ss. 414(m) or (o). As used in this Section 3.1(y) the term "Plan" shall mean an "employee pension benefit plan" as defined in Section 3(3) of ERISA that is, or at any time was, sponsored, maintained, or contributed to by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate has ever been obligated to contribute.

          (z) Acknowledgment Regarding Purchaser's Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Purchaser's purchase of the Shares.

          (aa) Market Value of Stock Held by Non-Affiliates. As of April 1, 2002, the Company's outstanding voting stock held by non-affiliates of the Company was 67,408,557, which had an aggregate market value in excess of $287,834,620.00.

     Section 3.2 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company:

          (a) Organization and Standing of the Purchaser. The Purchaser is an international business company duly incorporated, validly existing and in good standing under the laws of the Commonwealth of The Bahamas.

          (b) Authorization and Power. The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser, its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

          (c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party, (iii) create or impose or lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is party or by which the Purchaser is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser to enter into and perform its obligations under this Agreement in any material respect. The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof; provided, however, that for purposes of the representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the representations, warranties and agreements of the Company herein.

          (d) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                    Covenants

     The Company covenants with the Purchaser, and the Purchaser covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Investment Period.

     Section 4.1 Securities Compliance. The Company shall notify the Commission and NYSE, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser.

     Section 4.2 Registration and Listing. The Company will take all action necessary to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Securities Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock and the listing of the Shares purchased by Purchaser hereunder on NYSE or any Alternate Market, if applicable, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NYSE or any Alternate Market.

     Section 4.3 Registration Statement. Before the Company shall issue a Draw Down Notice, the Company shall have caused a sufficient number of shares of Common Stock to be registered to cover the maximum number of Shares to be issued in connection with this Agreement and the Amendment to be declared effective by the Commission.

     Section 4.4 Compliance with Laws.

          (a) The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders (including without limitation Rule 415(a)(4) under the Securities Act), noncompliance with which would result in a Material Adverse Effect.

          (b) In addition to the limitations set forth in Section 4.6 hereof, the Company will not be obligated to issue and the Purchaser will not be obligated to purchase any shares of the Company's Common Stock which would result in the issuance under this Agreement of more than nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of the Company's Common Stock, unless permitted by the NYSE or an Alternative Market.

          (c) The Purchaser shall comply with all applicable laws, rules, regulations and orders in connection with this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Purchaser shall comply with the requirements of the Securities Act and the Exchange Act including without limitation Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.

     Section 4.5 Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

     Section 4.6 Limitations on Holdings and Issuances. At no time during the term of this Agreement shall the Purchaser directly or indirectly own more than fourteen and nine-tenths percent (14.9%), less the unsold portion of the Aggregate Limit the Purchaser is obligated to purchase hereunder, of the issued and outstanding shares of Common Stock. The Company will not be obligated to issue and the Purchaser will not be obligated to purchase any shares of the Common Stock which would result in the issuance under this Agreement to Purchaser at any time of more than fourteen and nine-tenths percent (14.9%) of the issued and outstanding shares of the Common Stock.

     Section 4.7 Amendment to Registration Statement. The Company will cause a post-effective amendment to the Registration Statement with respect to this Agreement (the "Amendment"), which Amendment must be reasonably satisfactory in form and substance to Purchaser, to be filed and declared effective, as soon as reasonably practicable and will advise the Purchaser promptly and, if requested by the Purchaser, will confirm such advice in writing, when it receives notice that the Amendment has become effective.

     Section 4.8 Other Agreements and Other Financings.

The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right to perform of the Company or any subsidiary under this Agreement or the Articles.

          (a) If the Company enters into any definitive agreement with a third party, the principal purpose of which is to secure an Other Financing (as defined below) during a Draw Down Pricing Period, the Company shall notify the Purchaser of the material terms of such Other Financing (the "Other Financing Notice") and the Purchaser shall have, within five (5) Trading Days following the receipt of the Other Financing Notice, the option to purchase Shares of the Draw Down Amount Requested and the Call Option Amounts Requested by the Company for such Draw Down Pricing Period at (i) the Purchaser's price as provided in this Agreement, (ii) the Third Party's Price (as defined below) or (iii) the Purchaser may elect to not purchase Common Stock for that Draw Down Pricing Period.

As used herein, "Other Financing" shall mean any issuance of Common Stock or securities convertible into, exercisable for, or exchangeable for Common Stock for the purpose of raising capital; provided, however, without limiting the foregoing, Other Financing shall not include the Company (i) entering into a loan, credit or lease facility with a bank, financing institution or other creditor (including any equity component thereof), (ii) establishing or amending an employee, director or officer option plan or stock purchase plan, or establishing or amending a stockholders' rights plan (the primary purpose of which is not to raise capital), (iii) issuing shares of Common Stock in connection with the Company's current or future employee, director or officer option plans, or stock purchase plans or in connection with the Company' current or future stockholders' rights plans, (iv) increasing the number of shares available under plans referred to in (iii) above, (v) issuing securities upon exercise or conversion of currently outstanding warrants, options, debt securities or other convertible securities of the Company; and (vi) issuing securities in connection with the formation and maintenance of strategic partnerships, alliances, or joint ventures, commercial credit arrangements, equipment financings and vessel purchases, the acquisition of products, licenses, other assets or acquisitions or mergers (each a "Permitted Transaction").

"Third Party's Price" shall mean a third party's purchase price, net of third party discounts and fees; if the Other Financing is a convertible securities financing, then the Third Party's Price shall be the lesser of (i) the conversion price of the convertible financing and
(ii) the Company's valuation of the average price per share of the common stock for convertible financing, after taking into account any other securities issued in conjunction with such convertible financing.

          (b) If the Company enters into any Other Financing between Draw Down Pricing Periods, the Purchaser shall have the option, which option shall be exercised no later than five (5) Trading Days after receipt by the Purchaser of the Other Financing Notice, to purchase up to the Draw Down Amount that would be applicable under this Agreement using the gross price per share to be paid for the Common Stock in the Other Financing as the Threshold Price at the Third Party's Price and on the same terms and conditions contemplated in the Other Financing, or, if the applicable share price is below the Minimum Threshold Price, up to 20% of the aggregate total amount to be raised by the Company in the Other Financing; except the Purchaser shall not have such option if the Other Financing is an underwritten or best efforts public offering with net proceeds in excess of $25,000,000. If the Purchaser does not exercise its purchase option in writing before 8:00 p.m. (New York time) on the fifth (5th) Trading Day after its receipt of the Other Financing Notice, the Company shall have the right to close the Other Financing on the scheduled closing date with a third party, provided that all of the terms and conditions of such closing are the same in all material respects to those provided to the Purchaser in the Other Financing Notice.

     Section 4.9 Stop Orders. The Company will advise the Purchaser promptly and, if requested by the Purchaser, will confirm such advice in writing: (i) of the Company's receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, any Prospectus or for additional information; (ii) of the Company's receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of the Company having Knowledge of the happening of any event, which makes any statement of a material fact made in the Registration Statement or the Prospectus (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement or the Prospectus (as then amended or supplemented) in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements therein not misleading, or of the necessity to amend or supplement the Registration Statement (as then amended or supplemented) to comply with the Securities Act or any other law. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will make commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

     Section 4.10 Amendments to the Registration Statement. Except as provided in Section 4.7 and Section 4.11 hereof, the Company will not file any amendment to the Registration Statement that relates to the Purchaser, this Agreement or the transactions contemplated hereby or make any amendment or supplement to the Prospectus that relates to the Purchaser, this Agreement or the transactions contemplated hereby of which, in either case, the Purchaser shall not previously have been advised or to which the Purchaser shall reasonably object after being so advised within forty-eight (48) hours of receipt of such amendment or supplement to the Prospectus. In addition, for so long as, in the reasonable opinion of counsel for the Purchaser and counsel for the Company, a Prospectus is required to be delivered in connection with any purchase of Shares by the Purchaser, the Company will not file any Prospectus or Prospectus supplement with respect to the Shares without delivering a copy of such Prospectus or Prospectus supplement, to the Purchaser promptly following such filing. It is understood that the Company may file amendments to the Registration Statement and make amendments and supplements to the Prospectus in connection with offerings pursuant to the Registration Statement to parties other than the Purchaser, and that such amendments and supplements shall not be covered by the first two (2) sentences of this Section 4.10.

     Section 4.11 Prospectus Delivery. The Company shall file with the Commission a Prospectus supplement no later than the first Trading Day immediately following the end of each Draw Down Pricing Period during which a Purchase has been made, which Prospectus supplement must be reasonably satisfactory to Purchaser, and will deliver to the Purchaser, without charge, in such quantities as reasonably requested by the Purchaser, copies of each form of Prospectus and Prospectus supplement on each Settlement Date. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and with the securities or Blue Sky laws of the jurisdictions in which the Shares may be sold by the Purchaser, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares. If during such period of time any event shall occur that in the judgment of the Company and its counsel or in the opinion of counsel for the Purchaser is required to be set forth in the Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other applicable law or regulation, the Company will forthwith prepare and, subject to Section 4.9 above, file with the Commission an appropriate supplement or amendment to such Prospectus, and will expeditiously furnish to the Purchaser a reasonable number of copies thereof.

     Section 4.12 Selling Restriction. The Purchaser has the right to sell shares of the Stock during the Investment Period. However, the Purchaser covenants that prior to and during the term of the Investment Period, neither the Purchaser nor any affiliates of the Purchaser nor any entity managed by the Purchaser will sell shares of the Company's Common Stock other than shares that the Purchaser (or the respective affiliate or managed entity) owns at the time of the sale, or any shares that the Purchaser is obligated to purchase under a pending Draw Down Notice.

     Section 4.13 Non-Public Information. Neither the Company nor any of its directors, officers or agents shall disclose any material non-public information about the Company to the Purchaser.

     Section 4.14 Effective Registration Statement. The Company will use reasonable efforts to keep the Registration Statement continuously effective until the later of (i) one (1) year after the expiration of the Investment Period and (ii) such time as the Purchaser is no longer required to deliver a prospectus with respect to the Shares.

     Section 4.15 Disclosure of Draw Down Notice. Other than disclosure in a Prospectus Supplement, press release or filing under the Securities Act or Exchange Act of the number of

Shares sold to the Purchaser and the purchase price, the Company shall not disclose any Draw Down Notice or any information contained in any Draw Down Notice (other than to its legal and accounting advisors) unless such disclosure is required by applicable law, rule or court order; provided that the Company shall notify the Purchaser if such disclosure during the Draw Down Pricing Period is required by law, rule, regulation or court order.

     Section 4.16 Broker-Dealer. Except as set forth below, the Purchaser shall use Carlin Equities Corporation as its broker-dealer to effectuate all sales, if any, of shares of Common Stock that the Purchaser will purchase from the Company pursuant to this Agreement. In the event that the Purchaser desires to use a different broker-dealer, the Purchaser shall notify the Company, and the Purchaser shall not use such new broker-dealer until the Company has filed with the Commission and the Commission shall have declared effective an appropriate amendment to the Registration Statement to disclose such broker-dealer's participation. No broker-dealer used by the Purchaser to effectuate sales of shares of Common Stock purchased pursuant to this Agreement will be an affiliate of the Purchaser, and the commission received by any such broker-dealer from the Purchaser will not exceed customary brokerage commissions.

                                   ARTICLE V

               Conditions to Closing, Draw Downs and Call Options

     Section 5.1 Conditions Precedent to Closing by the Company and to the Company's Obligation to Sell the Shares. The execution of this Agreement by the Company and the obligation of the Company to issue and sell Shares to the Purchaser pursuant to a Draw Down Notice is subject to the satisfaction or waiver, at or before the Closing and with respect to each Draw Down and Call Option, at or before each Draw Down Exercise Date and Settlement Date, as applicable, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

          (a) Accuracy of the Purchaser's Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and each Settlement Date as though made at that time.

          (b) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing, each Draw Down Exercise Date and each Settlement Date, as applicable.

          (c) No Injunction. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          (e) Effective Registration Statement and Amendment. With respect to the Closing, the Registration Statement shall have been declared effective by the Commission prior to the Closing Date and there shall be no stop order suspending the effectiveness thereof. With respect to each Draw Down and Call Option, the Registration Statement and the Amendment shall have been declared effective by the Commission at or before each Draw Down Exercise Date or Settlement Date, as applicable, and there shall be no stop order suspending the effectiveness thereof.

     Section 5.2 Conditions Precedent to the Closing by the Purchaser. The execution of this Agreement by the Purchaser is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) Accuracy of the Company's Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, including, without limitation, under
Section 3.1(h).

          (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

          (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (d) No Suspension, Etc. Trading in the Common Stock shall not have been suspended by the Commission or the NYSE (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to Closing), and, at any time prior to the Closing, trading in securities generally as reported on the NYSE shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares.

          (e) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          (f) Effective Registration Statement. The Registration Statement shall have been declared effective by the Commission prior to the Closing Date and there shall be no stop order suspending the effectiveness thereof.

          (g) Opinion of Counsel, Secretary's Certificate and Closing Certificate. At the Closing, the Purchaser shall have received (i) an opinion of counsel to the Company, dated the date of Closing, in the form and with respect to such matters as are reasonably acceptable to the Purchaser, (ii) a Secretary's Certificate from the Company, dated the date of Closing, in the form of Exhibit B hereto, and (iii) a Closing Certificate, dated the Closing Date, in the form of Exhibit C hereto.

     Section 5.3 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down or Call Option Grant and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down or Call Option grant is subject to the satisfaction or waiver, as of such Draw Down Exercise Date, of each of the conditions set forth below. In addition, the obligation hereunder of the Purchaser to acquire and pay for the Shares is subject to the satisfaction or waiver, as of such Settlement Date, of each of the conditions set forth below. The conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) Accuracy of the Company's Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and each Settlement Date, as though made at that time, including, without limitation, under Section 3.1(h) hereof.

          (b) Registration Statement. The Company shall have a dollar amount of Shares registered under the Registration Statement which are in an amount equal to or in excess of the maximum dollar amount worth of Shares issuable pursuant to such Draw Down Notice or Call Option. The Registration Statement and the Amendment shall have been declared effective by the Commission prior to each Draw Down Exercise Date and Settlement Date and shall have been amended or supplemented, as required, to disclose the sale of the Shares prior to each Settlement Date, as applicable.

          (c) No Suspension. Trading in the Common Stock shall not have been suspended by the Commission or the NYSE at any time from the applicable Draw Down Exercise Date through the corresponding Settlement Date, and trading in securities generally as reported on the NYSE shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to issue the Shares at any time from the applicable Draw Down Exercise Date through the corresponding Settlement Date.

          (d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Draw Down Exercise Date and each Settlement Date, and shall have delivered the Compliance Certificate substantially in the form attached hereto as Exhibit D.

          (e) Settlement of Prior Draw Downs and Call Options. All prior Draw Downs and Call Options shall have settled.

          (f) Aggregate Limit. The Draw Down Amount Requested and any Call Option Amount Requested in the Draw Down Notice Issued by the Company, when aggregated with all prior Draw Down Amounts and exercised Call Options, shall not exceed the Aggregate Limit.

          (g) Delivery of Opinion. The Company shall have delivered to Purchaser an opinion of counsel authorized to practice in the Marshall Islands (such opinion and such counsel to be reasonably satisfactory to Purchaser) opining as to each of the opinions set forth in numbered paragraphs 1, 4, 6 and 7(a) of the opinion of Fredric London, Esq. delivered at the Closing.

                                   ARTICLE VI

                          Draw Down Terms; Call Option

     Section 6.1 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.3 below, the parties agree as follows, unless otherwise mutually agreed upon:

          (a) Beginning on the effective date of the Amendment, the Company may, in its sole discretion, issue a Draw Down Notice (as defined in Section 6.1(j) hereof) for a specified Draw Down Amount Requested of (i) up to $3,000,000 if the Threshold Price for the Draw Down Amount as set forth in such Draw Down Notice is equal to or greater than $2.00 and less than $3.00, and (ii) increased by up to $1,000,000 incrementally for every $1.00 increase in the Threshold Price above $2.00 and up to and including $10.00, which Draw Down the Purchaser will be obligated to accept. The date the Company issues any Draw Down Notice in accordance with this Section 6.1 shall be a "Draw Down Exercise Date" for purposes of this Agreement.

          (b) Subject to Section 6.1(i) below, the number of Shares to be issued by the Company to the Purchaser in connection with the Draw Down Amount Requested in each Draw Down shall be equal to the sum of the Daily Shares. The "Daily Shares" shall equal (x) the Pro-Rata Amount, divided by (y) the VWAP multiplied by the Draw Down Discount Price set forth in Section 6.1(k), for each Trading Day of the Draw Down Pricing Period for which the VWAP equals or exceeds the Threshold Price.

          (c) Only one Draw Down shall be allowed in each Draw Down Pricing Period.

          (d) Intentionally Omitted.

          (e) Each Draw Down shall be settled on the second Trading Day after the end of each Draw Down Pricing Period (the "Settlement Date").

          (f) There shall be a minimum of five (5) Trading Days between the end of a Draw Down Pricing Period and the commencement of the next Draw Down Pricing Period.

          (g) There shall be a maximum of eighteen (18) monthly Draw Downs during the Investment Period.

          (h) Each Draw Down will automatically expire immediately after the last Trading Day of each Draw Down Pricing Period.

          (i) If the VWAP on a given Trading Day in the Draw Down Pricing Period is less than the Threshold Price, then the total amount of the Draw Down Amount Requested will be reduced by a Pro-Rata Amount for each such Trading Day and no Shares will be purchased or sold with respect to such Trading Day, except as provided below. The aggregate amount by which the Draw Down Amount Requested is reduced shall be referred to herein as the "Below Threshold Amount." At no time shall the Threshold Price be set below two dollars ($2.00) per share (as adjusted for stock splits, reverse stock splits, recapitalizations and the like). If trading in the Common Stock is suspended for any reason for three (3) hours or more in any Trading Day or trading is suspended in the markets of the United States for any reason, such day shall be deemed an "Unallocated Day". For each Unallocated Day during the Draw Down Pricing Period the Purchaser may, at its option, purchase up to a Pro-Rata Amount of Shares at the previous Trading Day's VWAP. For each Trading Day during a Draw Down Pricing Period that the VWAP is below the Threshold Price, the Purchaser may elect in its sole discretion to purchase the Common Stock at the Threshold Price multiplied by the applicable percentage set forth in Section 6.1(k) at the end of such Draw Down Pricing Period. The Purchaser will inform the Company via facsimile transmission no later than 8:00 p.m. (New York time) on the last Trading Day of such Draw Down Pricing Period as to the number of Shares, if any, the Purchaser chooses to purchase under such circumstances.

          (j) As a condition to exercise of any Draw Down, the Company must provide a notice to the Purchaser of the Company's exercise of any Draw Down via facsimile transmission before the first Trading Day of the Draw Down Pricing Period covered by such notice (the "Draw Down Notice"), substantially in the form attached hereto as Exhibit E. The Draw Down Notice shall specify the Draw Down Amount Requested, set the Threshold Price for such Draw Down and Call Option, designate the first Trading Day of the Draw Down Pricing Period and specify the Call Option(s), if any, that the Company wishes to grant to the Purchaser during the Draw Down Pricing Period. If the Company wishes the date of the Draw Down notice to be the first Trading Day of the Draw Down Pricing Period, such notice must be delivered to the Purchaser and such receipt confirmed, before 9:30 a.m. (New York time) on such Trading Day.

          (k) With respect to any Draw Down, the draw down discount price shall be 95% of the VWAP ("the Draw Down Discount Price").

          (l) On each Settlement Date, the Company shall deliver the Shares purchased by the Purchaser to the Purchaser or to The Depositary Trust Company ("DTC") on the Purchaser's behalf via the Deposit Withdrawal Agent Commission system ("DWAC"), and upon receipt of the Shares, the Purchaser shall cause payment therefor to be made to the account designated by the Company by wire transfer of immediately available funds, provided that the Shares are received by the Purchaser no later than 1:00 p.m., New York time, or of next day available funds if the Shares are received thereafter. In certain circumstances and as set forth in Section 9.1(b), a failure by the Company to deliver such Shares may result in the payment of liquidated damages by the Company to the Purchaser.

          (m) If during any Draw Down Pricing Period the Company reasonably believes an event may occur which would result in or may require the suspension of the effectiveness of the Registration Statement prior to the applicable Settlement Date, including, without limitation, entering into an extraordinary transaction in which the Company is not the surviving entity, the Company shall notify the Purchaser before 9:30 a.m. (New York time) on any Trading Day (a "Truncate Notice") and truncate the number of Trading Days in such Draw Down Pricing Period (a "Truncated Pricing Period"). If the Company delivers the Truncate Notice (i) before 9:30 a.m. (New York time) on a Trading Day, the last Trading Day of such Truncated Pricing Period shall be the Trading Day preceding the receipt of the Truncate Notice between, or (ii) between 9:30 a.m. and 4:00 p.m. (New York time) on a Trading Day, then the last Trading Day of such Truncated Pricing Period shall be the Trading Day on which the Truncate Notice was received by the Purchaser.

     The Purchaser will purchase the Truncated Draw Down Allocation Amount for each of the Trading Days in a Truncated Pricing Period, for an aggregate purchase price determined in accordance with Section 6.1(b) and Section 6.1(i).

     In addition, the Purchaser may, at its option, elect to purchase Shares in an additional dollar amount equal the difference between (i) the Draw Down Amount Requested and (ii) the Truncated Draw Down Allocation Amount. The price per share for such additional dollar amount shall equal the aggregate of (i) the Truncated Draw Down Allocation Amounts and the total Call Options exercised during the Truncated Pricing Period divided by (ii) the number of Shares to be purchased during such Truncated Pricing Period, excluding any Shares purchased pursuant to this paragraph of Section 6.1(m).

     Upon receipt of the Truncate Notice, the Purchaser may (x) elect to purchase the Common Stock at the Threshold Price for any Trading Day that the VWAP was below the Threshold Price during the Truncated Pricing Period in accordance with Section 6.1(i) hereof, (y) elect to purchase the Common Stock in the additional amount as set forth in the preceding paragraph of this Section 6.1(m), and (z) elect to exercise any unexercised Call Options by issuing a Call Option Notice to the Company, in each such case, no later than 10:00 a.m. (New York time) on the first Trading Day after the end of the Truncated Pricing Period. The exercise price of the Call Option shall be the applicable percentage set forth in Section 6.1(k) multiplied by the greater of (A) the VWAP for the Common Stock on the day the Purchaser issues its Call Option Notice or (B) the Threshold Price.

          (n) The Settlement Date for any Truncated Pricing Period shall be the second business day after the last Trading Day of the applicable Truncated Pricing Period.

     Section 6.2 Purchaser's Call Option. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.3 below, the parties agree as follows:

          (a) The Company may, in its sole discretion, grant to the Purchaser the right to exercise one (1) or more call options during each Draw Down Pricing Period for a specified Call Option Amount Requested (the "Call Option"). The Call Option Amount Requested and the Threshold Price shall be set forth in the Draw Down Notice.

          (b) The number of shares of Common Stock to be issued in connection with each Call Option shall equal (i) the Call Option Amount divided by (ii) the applicable percentage set forth in Section 6.1(k) multiplied by the greater of
(A) the VWAP for the Common Stock on the day the Purchaser issues its Call Option Notice or (B) the Threshold Price.

          (c) Each Call Option exercised shall be settled on the next Settlement Date.

          (d) The Threshold Price designated by the Company in its Draw Down Notice shall apply to each Call Option.

          (e) For each Call Option that the Purchaser exercises pursuant to this
Section 6.2, as a condition to such exercise the Purchaser must issue a Call Option Notice (as defined in Section 1.1(j) hereof) to the Company no later than 8:00 p.m. (New York time) on the day such Call Option is exercised. If the Purchaser does not exercise a Call Option by 8:00 p.m. (New York time) on the last day of the applicable Draw Down Pricing Period, the Purchaser's Call Options with respect to that Draw Down Pricing Period shall automatically terminate.

     Section 6.3 Aggregate Limit. Notwithstanding anything to the contrary herein, in no event may the Company issue a Draw Down Notice or grant a Call Option to the extent that the sale of shares of Common Stock pursuant thereto and pursuant to all prior Draw Down Notices or Call Options issued hereunder would cause the Company to sell or the Purchaser to purchase shares of Common Stock which in the aggregate are in a dollar amount in excess of the Aggregate Limit.

                                   ARTICLE VII

                                   Termination

     Section 7.1 Term; Termination by Mutual Consent. The term of this Agreement shall expire on the earlier of (i) twenty one (21) months from the date hereof (the "Investment Period"), (ii) the date that the entire number of Shares registered under the Registration Statement have been issued and sold and (iii) the date the Purchaser shall have purchased $28,783,462 of Common Stock. Either party may terminate this agreement if the Company enters into a definitive agreement with respect to a merger or acquisition of the Company as a result of which more than fifty percent (50%) of the voting power of the Company is acquired or the Company would not be the surviving entity so long as such termination does not occur during a Draw Down Pricing Period, or during a Truncated Pricing Period, or prior to a Settlement Date of any Draw Down Pricing Period or Truncated Pricing Period. This Agreement may be terminated at any time by mutual written consent of the parties.

     Section 7.2 Other Termination. The Company shall inform the Purchaser, and the Purchaser shall have the right to terminate this Agreement within the subsequent thirty (30) days (the "Event Period"), if (x) the Company enters into an Other Financing without the prior consent of the Purchaser, which consent will not be unreasonably delayed, conditioned or withheld, which provides for
(i) the issuance of Common Stock or securities convertible, exercisable or exchangeable into Common Stock at a discount to the then current market price of the Common Stock, including, without limitation, an equity line of credit transaction, (ii) a mechanism for the reset of the purchase price of the Common Stock to below the then current market price of the Common Stock, or (iii) the issuance of Common Stock with warrants, which have an exercise price such that together with the price of the Common Stock would result in the issuance of shares of Common Stock at a per share price below the then current market price of the Common Stock, or (y) an event resulting in a Material Adverse Effect or Material Change in Ownership has occurred. The Purchaser may terminate this Agreement upon one (1) business day's prior written notice during the Event Period.

     Section 7.3 Effect of Termination. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party, provided, however, that if a Draw Down and/or a Call Option has not yet settled, the parties shall still be obligated to settle such Draw Down and/or Call Option on the terms set forth in this Agreement. If this Agreement is terminated as provided in Section 7.1 or
7.2 herein, this Agreement shall become void and of no further force and effect, except as provided in the first sentence of this Section 7.3, Section 9.1 and
Section 9.9 hereof. Nothing in this Section 7.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                  ARTICLE VIII

                                 Indemnification

     Section 8.1 General Indemnity.

          (a) Indemnification by the Company. The Company will indemnify and hold harmless the Purchaser, any broker-dealer named in the Registration Statement, as amended, (the "Broker-Dealer") and each person, if any, who controls the Purchaser or the Broker-Dealer within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorneys' fees) to which the Purchaser, the Broker-Dealer and each such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement (including any Prospectus or Prospectus supplement which are a part of it), or any amendment or supplement to it, or (ii) the omission or alleged omission to state in the Registration Statement (including any Prospectus or Prospectus supplement which are a part of it), or any amendment or supplement to it, or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading.

     The Company will reimburse the Purchaser, the Broker-Dealer and each such controlling person promptly upon demand for any reasonable legal or other costs or expenses reasonably incurred by the Purchaser, the Broker-Dealer or such controlling person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding, except that the Company will not be liable to the extent any loss, claim, damage, liability or expense arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission, included in any Prospectus or Prospectus supplement or any amendment or supplement to the Prospectus or Prospectus supplement in reliance upon, and in conformity with, written information furnished by either the Purchaser or the Broker-Dealer to the Company for inclusion in the Prospectus or Prospectus supplement.

          (b) Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any expenses (including reasonable costs of defense and investigation and all attorneys fees) to which the Purchaser and each such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon (i) an untrue statement, alleged untrue statement, omission or alleged omission, included in any Prospectus or Prospectus supplement or any amendment or supplement to the Prospectus or Prospectus supplement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Prospectus or Prospectus supplement, or (ii) the omission or alleged omission to state in any Prospectus or Prospectus supplement or any amendment or supplement to it a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Prospectus or Prospectus supplement or an amendment or supplement to it. The Purchaser will reimburse the Company and each such director, officer or controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other person in investigating, defending against, or preparing to defend against any loss, claim, damage, liability or expense arising out of, or based upon, an untrue statement, alleged untrue statement, omission or alleged omission, included in any Prospectus or Prospectus supplement or any amendment or supplement to the Prospectus or Prospectus supplement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Prospectus or Prospectus supplement.

     Section 8.2 Indemnification Procedures. Promptly after a person receives notice of a claim or the commencement of an action for which the person intends to seek indemnification under Section 8.1, the person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding; provided, however, that failure to notify the indemnifying party will not relieve the indemnifying party from liability under Section 8.1, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to the indemnified party. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding, the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnified party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding, the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Section 8.1, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

     If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in Section 8.1 as to which it is entitled to indemnification thereunder, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of such loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of Shares which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of such Shares, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

                                   ARTICLE IX

                                  Miscellaneous

     Section 9.1 Fees and Expenses.

          (a) Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement; provided, however, that the Company shall pay, at the Closing, all fees and expenses, including attorneys' fees, incurred by the Purchaser up to $50,000 in connection with the preparation, negotiation, execution and delivery of this Agreement. In addition, the Company shall pay all reasonable fees and expenses, including attorneys' fees, incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

          (b) If the Company issues a Draw Down Notice and fails to deliver the Shares on the applicable Settlement Date, and such failure continues for ten
(10) Trading Days, the Company shall pay the Purchaser in cash or restricted shares of Common Stock, at the option of the Purchaser, as liquidated damages for such failure and not as a penalty an amount equal to two percent (2%) of the payment required to be paid by the Purchaser on such Settlement Date (i.e., the sum of the Draw Down Amount and the Call Option Amount) for the initial thirty
(30) days following such Settlement Date until the Shares have been delivered, and an additional two percent (2%) for each additional thirty (30) day period thereafter until the Shares have been delivered, which amount shall be prorated for such periods less than thirty (30) days.

          (c) On each Settlement Date, the Company shall pay Credit Lyonnais Securities (USA) Inc., a placement fee in the amount of two percent (2%) of the corresponding Draw Down Amount or Call Option Amount.

     Section 9.2 Specific Enforcement, Consent to Jurisdiction.

          (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either party may be entitled by law or equity.

          (b) Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and
(ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

     Section 9.3 Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both parties hereto.

     Section 9.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or by facsimile (with facsimile machine confirmation of delivery received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

     If to the Company:             OMI Corporation
                                    One Station Place
                                    Stamford, CT  06902
                                    Telephone Number:  (203) 602-6700
                                    Fax:  (203) 602-6701

                                    Attention:  Chief Financial Officer

                                    With copies to:

                                    White & Case LLP
                                    1155 Avenue of the Americas
                                    New York, NY 10036-2787
                                    Telephone Number:  (212) 819-8200
                                    Fax:  (212) 354-8113

                                    Attention:  Robert L. Clare III, Esq.

         If to the Purchaser:       Acqua Wellington North American Equities
                                      Fund, Ltd.
                                    c/o Fortis Fund Services (Bahamas) Ltd.
                                    Montage Sterling Centre
                                    East Bay Street, P.O. Box 55-6238
                                    Nassau, Bahamas
                                    Telephone Number:  (242) 394-2700
                                    Fax:  (242) 394-9667

                                    Attention:  Anthony L.M. Inder Rieden

         With copies to:            Latham & Watkins
                                    505 Montgomery Street, Suite 1900
                                    San Francisco, CA 94111-2562
                                    Telephone Number:  (415) 391-0600
                                    Fax:  (415) 395-8095

                                    Attention:  Laura L. Gabriel, Esq.

     Either party hereto may from time to time change its address or other information for notices by giving at least ten (10) days advance written notice of such changed address to the other party hereto.

     Section 9.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

     Section 9.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

     Section 9.7 Successors and Assigns. The Purchaser may not assign this Agreement to any person without the prior consent of the Company, in the Company's sole discretion. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

     Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

     Section 9.9 Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the covenants contained in Article IV shall survive the execution and delivery hereof and the Closing until the termination of this Agreement, and the agreements and covenants set forth in Article VIII of this Agreement shall survive the execution and delivery hereof and the Closing hereunder.

     Section 9.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

     Section 9.11 Publicity. Except as otherwise provided in Section 4.7 and
Section 4.11, prior to the Closing, neither the Company nor the Purchaser shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement without the prior written consent of the other party to such disclosure, except that if the Company is required by law, based upon an opinion of the Company's counsel, to issue a press release or otherwise make a public statement or announcement with respect to this Agreement prior to the Closing, the Company may do so and shall consult with the Purchaser in advance on the form and substance of such press release. After the Closing, the Company may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided, however, that prior to issuing any such press release, making any such public statement or announcement, the Company shall consult with the Purchaser on the form and substance of such press release or other disclosure.

     Section 9.12 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

     Section 9.13 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

                                            OMI CORPORATION

                                            By: /s/ Kathleen C. Haines
                                                ----------------------------
                                                Name:  Kathleen C. Haines
                                                Title: SVP/CFO



                                            ACQUA WELLINGTON NORTH AMERICAN
                                            EQUITIES FUND, LTD.

                                            By: /s/ Richard Perry Peres
                                                ----------------------------
                                                Name:  Richard Perry Peres
                                                Title: Vice President

                                EXHIBIT A TO THE
                         COMMON STOCK PURCHASE AGREEMENT


                                   [Reserved]

                                EXHIBIT B TO THE
                         COMMON STOCK PURCHASE AGREEMENT

                             SECRETARY'S CERTIFICATE



_________, 2002

     In connection with the Common Stock Purchase Agreement dated as of April 5, 2002, (the "Agreement") by and among OMI CORPORATION (the "Company") and Acqua Wellington North American Equities Fund, Ltd., (the "Purchaser") the undersigned hereby certifies as follows: (capitalized terms used herein without definition have the meanings assigned to them in the Agreement):

     1. Attached hereto as Exhibit A is a true, complete and correct copy of the Articles of Incorporation of the Company as filed with the Registrar of Corporations of the Marshall Islands. The Articles of Incorporation of the Company has not been further amended or restated, and no document with respect to any amendment to the Articles of Incorporation of the Company has been filed in the office of the Registrar of Corporations of the Marshall Islands since __________, 2002, the date shown on the face of the certification relating to the Company's Articles of Incorporation, which is in full force and effect on the date hereof, and no action has been taken by the Company in contemplation of any such amendment or the dissolution, merger or consolidation of the Company which would require disclosure in the Prospectus.

     2. Attached hereto as Exhibit B is a true and complete copy of the By-laws of the Company, as amended and restated, and as in full force and effect on, the date hereof, and no proposal for any amendment, repeal or other modification to the By-laws of the Company has been taken or is currently pending before the Board of Directors or stockholders of the Company.

     3. Attached hereto as Exhibit C is a true and correct copy of all written actions and resolutions of the Board of Directors (including any committees thereof) of the Company relating to the Agreement and the transactions contemplated thereby; said actions and resolutions have not been amended, rescinded or modified since their adoption and remain in full force and effect as of the date hereof; said actions and resolutions are the only resolutions adopted by the Board of Directors of the Company, or any committee thereof, pertaining to (A) the offering of the Common Stock to be sold by the Company pursuant to the Agreement, (B) the execution and delivery of the Agreement and
(C) all other transactions in connection with the foregoing.

     4. Each person who, as an officer of the Company, or as attorney-in-fact of an officer of the Company, signed (A) the Agreement, (B) the Registration Statement and (C) any other document delivered prior hereto or on the date hereof in connection with the transactions contemplated by the Agreement, was duly elected, qualified and acting as such officer or duly appointed and acting as such attorney-in-fact, and the signature of each such person appearing on any such document is such person's genuine signature.

     5. The Agreement as executed and delivered on behalf of the Company has been approved by the Company.

     6. All records and other documents of the Company made available to the Purchaser and its counsel were true and complete in all respects. There have been no material changes, additions or alterations in said records and other documents that have not been disclosed to the Purchaser.

     IN WITNESS WHEREOF, I have signed my name as of the date first above written.


                                          By:
                                             --------------------------------
                                             Name:
                                             Title:


         I, [NAME] Chief Financial Officer of OMI CORPORATION, do hereby certify that [NAME] is the duly elected, qualified and acting Secretary of the above mentioned company, and that the signature set forth above is his true and genuine signature.

         IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.





                                          By:
                                             --------------------------------
                                             Name:
                                             Title:  Chief Financial Officer

                               Exhibit B - Page 2

                                EXHIBIT C TO THE
                         COMMON STOCK PURCHASE AGREEMENT

                               CLOSING CERTIFICATE


     In connection with the Common Stock Purchase Agreement dated as of April 5, 2002, (the "Agreement") by and among OMI Corporation (the "Company") and Acqua Wellington North American Equities Fund, Ltd., the undersigned hereby certifies as follows:

     1. The undersigned is the duly elected Chief Financial Officer of the Company.

     2. Except as set forth in the attached Schedule or the Schedule to the Agreement, the representations and warranties of the Company set forth in
Section 3.1 of the Agreement are true and correct in all material respects as though made on and as of the date hereof, except for representations and warranties that speak as of a particular date.

     3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Closing Date and has complied in all material respects with all obligations and conditions contained in the Agreement.

     Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

     The undersigned has executed this Certificate this _____ day of _________, 2002.





                                             By:
                                                ----------------------------
                                                Name:
                                                Title:  Chief Financial Officer

                                EXHIBIT D TO THE
                         COMMON STOCK PURCHASE AGREEMENT

                             COMPLIANCE CERTIFICATE


     In connection with the issuance of shares of common stock of OMI Corporation (the "Company") pursuant to the Draw Down Notice, dated ___________ delivered by the Company to Acqua Wellington North American Equities Fund, Ltd. (the "Purchaser") pursuant to Article VI of the Common Stock Purchase Agreement dated April 5, 2002, by and between the Company and the Purchaser (the "Agreement"), the undersigned hereby certifies as follows:

     1. The undersigned is the duly elected Chief Financial Officer of the Company.

     2. Except as set forth in the attached Schedule or the Schedule to the Agreement, the representations and warranties of the Company set forth in
Section 3.1 of the Agreement are true and correct in all material respects as though made on and as of the date hereof, except for representations and warranties that speak as of a particular date.

     3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Draw Down Exercise Date and the Settlement Date related to the Draw Down Notice and has complied in all material respects with all obligations and conditions contained in Section
5.3 of the Agreement.

     Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

     The undersigned has executed this Certificate this _____ day of _________, 2002.





                                             By:
                                                ----------------------------
                                                Name:
                                                Title:  Chief Financial Officer

                                EXHIBIT E TO THE
                         COMMON STOCK PURCHASE AGREEMENT

                            FORM OF DRAW DOWN NOTICE



     Reference is made to the Common Stock Purchase Agreement dated as of April 5, 2002, (the "Purchase Agreement") between OMI Corporation (the "Company"), and Acqua Wellington North American Equities Fund, Ltd. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

     In accordance with and pursuant to Section 6.1 of the Purchase Agreement, the Company hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

     Draw Down Amount:
                      ------------------------------------------------

     Call Option Amount Requested:
                                  ------------------------------------

     Draw Down Pricing Period start date:
                                         -----------------------------

     Draw Down Pricing Period end date:
                                       -------------------------------

     Settlement Date:
                     -------------------------------------------------

     Threshold Price:
                     -------------------------------------------------

     Minimum Threshold Price:           $2.00
                             -----------------------------------------

     Dollar Amount and/or Number of Shares
     of Common Stock Currently Unissued
     under the Registration Statement:
                                      --------------------------------

      Dollar Amount of Common Stock
      Currently Available under the
      Aggregate Limit:
                      ------------------------------------------------

Dated:
       -----------------------------



                                       By:
                                          --------------------------------
                                          Name:
                                          Title:

                                       Address:
                                               ---------------------------
                                       Facsimile No.:
                                                      ---------------------
                                       Wire Instructions:
                                                          -----------------
                                       Contact Name:
                                                     ----------------------

                               Exhibit E - Page 2

                                EXHIBIT F TO THE
                         COMMON STOCK PURCHASE AGREEMENT

                           FORM OF CALL OPTION NOTICE



To: ______________
Fax#:
     Reference is made to the Common Stock Purchase Agreement effective as of __________, 2002 (the "Purchase Agreement") between OMI Corporation, a Marshall Islands corporation (the "Company"), and Acqua Wellington North American Equities Fund, Ltd. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

     In accordance with and pursuant to Section 6.2 of the Purchase Agreement, the Purchaser hereby issues this Call Option Notice to exercise a Call Option for the Call Option Amount indicated below.


     Call Option Amount Exercised:
                                    ------------------------------------------

     Number of Shares to be purchased:
                                       ---------------------------------------

     VWAP on the date hereof:
                              ------------------------------------------------

     Draw Down Discount Price:
                               -----------------------------------------------

     Settlement Date:
                       -------------------------------------------------------

     Threshold Price:
                       -------------------------------------------------------

     Minimum Threshold Price: $2.00
                             -------------------------------------------------



Dated:
       -----------------------------
                                       Acqua Wellington North American Equities
                                         Fund, Ltd.



                                       By:
                                          -----------------------------------
                                          Name:
                                               ------------------------------
                                          Title:
                                                -----------------------------

                                                                   EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-84514 of OMI Corporation on Form S-3 of our report dated February 8, 2002 (except for Note 5 as to which the date is March 27, 2002), appearing in the Annual Report on Form 10-K of OMI Corporation for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


                                              /s/ Deloitte & Touche LLP
                                              ---------------------------
                                              DELOITTE & TOUCHE LLP
                                              New York, New York

                                              April 9, 2002